Exhibit 10.13

CONFIDENTIAL TREATMENT REQUESTED

LICENSE AGREEMENT

This agreement (“Agreement”) entered into this 18th day of  August, 2006 by and between Human Pheromone Sciences Inc. (hereinafter “HPS”), a California corporation having an address at 84 West Santa Clara Street, San Jose, CA  95113 (hereinafter referred to as "HPS" or “Party”) and Personal Products Company, a division of McNeil-PPC, Inc., having an address at 199 Grandview Road, Skillman, New Jersey  08558 (hereinafter referred to as "PPC" or “Party”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed in Article 1.

W I T N E S S E T H

WHEREAS, HPS is the owner of U.S. Patents Nos.  5,272,134 and 5,278,141 relating to compositions and methods of using compositions containing pheromones.

WHEREAS, PPC wishes to acquire a license under such patents from HPS, and HPS is willing to grant such license to PPC under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the above premises and the covenants contained herein, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

As used in this Agreement, the following terms, when used with initial capital letters, shall have the following meanings, the singular shall include the plural and vice-versa:

1.1

Affiliate means any entity that directly or indirectly controls, is controlled by, or is under common control with a party to this Agreement, and for such purpose "control" shall mean (i) directly or indirectly owning, controlling or holding more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest in an entity or (ii) the possession, direct or indirect, of the power to direct or cause the direction of the management or the policies of the entity, whether through the ownership of voting securities, by contract or otherwise.   Any such corporation, entity or business structure shall only be considered an Affiliate for so long as such ownership or control exists.

1.2

Commercial Sale and words of similar import means an arms’-length transaction and shipment by PPC, its Affiliates or each of its sublicensees of a Licensed Product to an independent third party in a country of the Territory.

1.3

Competing Product means a product other than a Licensed Product.

1.4

Confidential Information has the meaning set forth in Section 6.1.

1.5

Dollar means the legal currency of the US.

1.6

Effective Date of this Agreement means the date first written above.

1.7

FDA means the United States Food and Drug Administration and successor bodies or corresponding foreign administrative bodies.

1.8

Field means the use of products containing pheromones in humans, that are sold to the general consumer, including those that may be regulated as cosmetics and topical OTC monograph products, that are not subject to prior approval of a therapeutic claim by the U.S. Food and Drug Administration or if marketed outside the United States, an equivalent regulatory agency.  It shall include device products that undergo review and approval by the US Food and Drug Administration or if marketed outside the United States an equivalent regulatory agency, and that makes claims consistent with such approval. For the avoidance of any doubt, the Field will not include any drug product that would require prior regulatory approval by the U.S. Food and Drug Administration (or if it were to be marketed outside the United States, an equivalent agency) of a claim for the cure, mitigation, treatment, prevention or diagnosis of a disease in humans. The Field shall specifically exclude, without limitation, products requiring a New Drug Application (NDA) or an Abbreviated New Drug Application (“ANDA”).  Not withstanding the foregoing, the Field shall include products having an approved claim that is not subject to prior approval by the U.S. Food and Drug Administration (or an equivalent foreign agency) because of inclusion in a topical OTC monograph.

1.9

First Commercial Sale means, with respect to any Licensed Product, the first Commercial Sale to an independent third party.

1.10

Fiscal Year means the period of time commencing on the Monday following the

Sunday closest to the end of the calendar month of December and terminating on the Sunday closest to the end of the immediately succeeding December in accordance with the Johnson & Johnson Fiscal Year used in its regular course of business.

1.11

Fragrance and Fragrance Related Product means a product bearing a trade name or mark  that is associated primarily with a perfume or cologne product whose primary benefit is the enhancement of scent and is not a healthcare related product.

1.12

Licensed Know-How means all information or special knowledge on the part of HPS, not generally known to the public, including but not limited to inventions, discoveries, reports, protocols, processes, apparati, techniques, methods, models, screens, assays, products, regulatory submissions, and technical information, together with all experience, data, formulas, procedures and results, and including all chemical, pharmacological, toxicological, clinical, analytical, quality control, and safety data (including but not limited to data from use of the Licensed Product), and any other materials or compositions, relating to the manufacture of Licensed Products or being useful in the manufacture, use, sale or Registration of Licensed Products; except to the extent that the disclosure of such information or special ability is prohibited by law, rule, regulation, order, treaty, contract, agreement or other obligation.

1.13

Licensed Patents means U.S. Patents Nos. 5,272,134 and 5,278,141, as set forth in Schedule A, including any other of their counterparts worldwide, as well as all continuations, continuations-in-part, divisions, renewals, reissues, reexaminations, extensions, and patents of addition and patents of importation of the foregoing containing a Valid Claim that would be infringed by the use or sale of a Licensed Product by PPC, its Affiliates or its sublicensees, in the Territory but for the licenses granted herein.  In addition, Licensed Patents shall include any other patents owned wholly or in part by HPS that are necessary for PPC to practice the patents described in the preceding sentence.

1.14

Licensed Product means a product containing one or more Pheromone Compounds the use, sale or manufacture of which would, but for the license hereunder, infringe a Valid Claim of a Licensed Patent in the country in which it is sold.

1.15

Licensed Technology means Licensed Patents and Licensed Know-how.

1.16

Net Trade Sales means the amount invoiced by PPC, its Affiliates and its sublicensees for the sale of Licensed Products to independent third parties less the following amounts (i) discounts, including cash discounts, coupons, or rebates actually allowed or granted, (ii) credits or allowances actually granted upon claims or returns, regardless of the party requesting the return, (iii) freight charges paid for delivery, to the extent included in revenue received; and (iv) taxes or other governmental charges levied on or measured by reference to the invoiced amount, whether absorbed by the billing party or the billed party, and separately stated on the invoice.  Net Trade Sales shall not include promotional samples, including any samples affixed to or accompanying other products of PPC.

a)

In the event royalties are due to HPS under this Agreement from any Licensed Products sold in the form of a combination product containing one or more active ingredients not covered by the Licensed Patents nor derived from HPS Know-how in addition to a Licensed Product, Net Trade Sales for such combination product will be calculated by multiplying actual Net Trade Sales for such combination product by the fraction A/(A+B) where A is the average invoice price if the Licensed Product is sold separately, and B is the average total invoice price of such other active component, in the combination if sold separately, such invoice prices and Net Trade Sales calculations being on a country-by-country and SKU  (Stock Keeping Unit) by SKU  basis.

b)

If, on a country-by-country and SKU by SKU basis, one or more of the active ingredients not covered by the Licensed Patent nor derived from HPS Know-how are not sold separately in said country by PPC, its Affiliates or its sublicensees, Net Trade Sales for such combination product shall be calculated by multiplying actual Net Trade Sales of such combination product SKU by the fraction A/C, where A is the invoice price of the Licensed Product SKU sold separately, and C is the invoice price of the comparable combination product SKU sold by PPC, its Affiliates or its sublicensees; provided that the maximum value of such fraction shall be one.

c)

If, on a country-by-country and SKU by SKU basis, neither the Licensed Product nor the other active component or components of the combination product is sold separately in said country, Net Trade Sales for such combination product shall be calculated by multiplying actual Net Trade Sales of such combination product by the fraction X/Y, where X shall be PPC's fully allocated unit cost of the Licensed Product and Y shall be PPC's fully allocated unit cost of the combination product; provided that the method of allocating unit costs for purposes of this (X/Y) calculation shall be the same for both the Licensed and the combination product and shall be consistently applied.

d)

In the event that a Licensed Product is sold in the form of a combination package or kit containing one or more other stand alone products that are separately vialed or packaged and are sold separately ("Aggregate Product"), Net Trade Sales for such Aggregate Product will be calculated by multiplying actual Net Trade Sales of such Aggregate Product by the fraction A/(A+B), where A is the invoice price of the Licensed Product if sold separately by PPC, its Affiliates or its sublicensees, and B is the total invoice price of the one or more other products in the Aggregate Product, if sold separately by PPC, its Affiliates or its sublicensees, such invoice prices and Net Trade Sales calculations being on a country-by-country basis.

e)

If, on a country-by-country basis, one or more of the products other than the Licensed Product in the Aggregate Product are not sold separately in said country by PPC, its Affiliates or its sublicensees, Net Trade Sales for such Aggregate Product shall be calculated by multiplying actual Net Trade Sales of such Aggregate Product by the fraction A/C, where A is the invoice price of the Licensed Product sold separately by PPC, its Affiliates or its sublicensees, and C is the invoice price of the Aggregate Product sold by PPC, its Affiliates or its sublicensees; provided that the maximum value of such fraction shall be one.

f)

If, on a country-by-country basis, the Licensed Product is not sold separately in said country by PPC, its Affiliates or its sublicensees, Net Trade Sales for such Aggregate Product shall be calculated by multiplying actual Net Trade Sales of such Aggregate Product by the fraction X/Y, where X shall be PPC's fully allocated unit cost of the Licensed Product and Y shall be PPC's fully allocated unit cost of the Aggregate Product; provided that the method of allocating unit costs for purposes of this (X/Y) calculation shall be the same for both the Licensed Product and the Aggregate Product.

[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.17

Pheromone Compounds means 16-Androstene steroids and Estrene steroids having the formulae set forth in the claims of the Licensed Patents or any analogues or derivatives thereof.

1.18

Registration means a filing with a governmental authority for the purpose of obtaining legal and regulatory approval to conduct clinical trials for a product in the Field or to commence making, using, and/or selling a product in the Field.

1.19

Territory means the entire world, excluding South Korea, China, Japan and Taiwan.

1.20

Valid Claim means a claim in any unexpired, enforceable, issued patent within the Licensed Patent which has not been held invalid by a non-appealed or unappealable decision by a court or other appropriate body of competent jurisdiction, and which is not admitted to be invalid through disclaimer or dedication to the public.

ARTICLE 2 - GRANT OF RIGHTS

2.1

HPS hereby grants to PPC a license under the Licensed Patents and Licensed Know-how to make and have made, import, use, sell, offer for sale, and have sold Licensed Product in the Territory in the Field as follows:

(a)

HPS grants to PPC an exclusive license under the Licensed Patents and Licensed Know-how in the Field in all channels of trade to make, have made, import, use, sell, offer for sale and have sold Licensed Products utilizing Licensed Technology comprising [***] products; [***] products, including but not limited to [***]; and [***];

(b)

HPS grants to PPC an exclusive license under the Licensed Patents and Licensed Know-how in the Field in all Food, Drug and Mass Market channels, including, but not limited to, the Club Channel, to make, have made, use, sell, offer for sale and have sold Licensed Products with the exclusion of [***] and [***] products bearing a [***] trade name, [***] products and new [***] products, utilizing Licensed Technology;

[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

(c)

HPS grants to PPC a non-exclusive license to make, have made, use, sell, offer for sale and have sold Licensed Products in the Field with the exclusion of [***] and [***]-related products bearing a [***] trade name, [***] products and new [***] products in all other channels of trade not specified in Sections 2.1(a) and (b) above.  However, HPS grants PPC a non-exclusive license to make, have made, use and sell [***]-related Licensed Products in the Field bearing only a trade name owned by PPC or its Affiliates in all channels utilizing Licensed Technology.

(d)

Should HPS not license on an exclusive basis the use of Licensed Technology in [***] products and new [***] products within [***] months of the Effective Date of this Agreement, HPS shall grant PPC non-exclusive rights to make, have made, use and sell such products in the Field in all channels of trade. For purposes of clarity, PPC shall have no rights under this License Agreement to make, have made, use, sublicense or sell [***] products and/or new [***] products in the Field, unless HPS has failed to license such rights within

[***] months of execution of this Agreement.

2.2

PPC shall have the right to sublicense the rights granted under Section 2.1 of this Agreement on terms substantially similar to those contained herein to an Affiliate of PPC and to non-Affiliated third parties ..

2.3

Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest or license in or other right to any technology, know-how, patents, patent applications, products, or biological materials of the other Party, including, but not limited to, items owned, controlled or developed by the other Party, at any time pursuant to this Agreement.  This Agreement does not create, and shall under no circumstances be construed or interpreted as creating, an obligation on the part of either Party to grant any license to the other Party other than as expressly set forth herein.  Any further contract or license agreement between the Parties shall be in writing.

2.3.1

Right of First Discussion:  HPS grants to PPC an exclusive right of first discussion regarding collaboration on future innovations in the Field (“Innovation”) as follows:  i) upon HPS identifying a compound of potential interest, HPS shall notify PPC.  PPC shall have ninety (90) days within which to review the Innovation and notify HPS that it desires to participate in funding development for an assignment of rights  to make, use and sell such Innovation, prior to HPS disclosing such Innovation to a third party; or ii) when data sufficient to support an advertising claim for an Innovation, developed solely by HPS, becomes available to HPS, HPS shall notify PPC.  PPC shall have ninety (90) days within which to review the Innovation and notify HPS that it desires to discuss the right to make, use and sell such Innovation prior to HPS disclosing such Innovation to a third party.

2.4

HPS shall notify all current and future customers of the existence of the licensed rights set forth in this Article 2 and the concomitant limitations upon such customers’ rights to make, use and sell products containing Pheromone Compounds subject to such limitations.  Such notification shall be in writing and rendered to current customers within thirty (30) days of the Effective Date of this Agreement and to future customers concurrently with any agreement to supply Pheromone Compounds to such future customers.  HPS shall otherwise not reveal any of the contents of this Agreement.

ARTICLE 3 – REGISTRATION AND COMMERCIALIZATION

3.1

Any   Registration application or permit regarding a Licensed Product in the Field that results from work with Licensed Technology shall be filed by and owned by PPC, subject to the terms and conditions of the remainder of this Agreement.  HPS will provide PPC with all data and information available to it (and that it may lawfully provide to PPC) as PPC may reasonably require for all regulatory filings for such Licensed Product in the Territory.  PPC shall bear all regulatory expenses related to PPC’s submissions of any  product registrations or other filing application or permit for a Licensed Product in the Field.  PPC shall be the sole communicator with the appropriate regulatory authority for any country in the Territory

for regulatory issues concerning a Licensed Product for use in the Field.   In addition, during the term of this Agreement, PPC shall be responsible for all of the PDUFA fees and foreign counterpart fees, including, without limitation, establishment fees and product fees

3.2

In the event that an adverse product experience arises in connection with a Licensed Product, each party shall immediately inform the other party by telephone communication within one (1) day of its own receipt of notice of such adverse reaction.  The informing party will then promptly forward to the other party all written documentation relating to such adverse reaction, including a detailed description of such event.  PPC expressly disclaims that HPS acts as an agent, designee, or representative of PPC for purposes of informing PPC of such adverse reaction.   HPS expressly disclaims that PPC acts as an agent, designee, or representative of HPS for purposes of informing HPS of such adverse product experience.

3.2.1 Except as otherwise provided in Section 3.2 above, in the event that either party determines that an event, incident or circumstance has occurred which may result in the need for a recall or other removal of any Licensed Product, or any lot or lots thereof, from the market, it shall promptly advise and consult with the other party with respect thereto. PPC shall make the final determination to recall or otherwise remove a Licensed Product or any lot or lots thereof from the market.

3.3

Subject to the obligations of PPC hereunder (including without limitation under Section 3.1), all business decisions including, without limitation, seeking regulatory approval to market, and selecting and conducting of clinical trials for supporting  the registration required for a product in the Field , as well as design, manufacture, sale, price and promotion of products covered under this Agreement and the decision whether to sell a particular product shall be within the sole discretion of PPC or its Affiliates to which this Agreement may be assigned or sublicensed in accordance with the terms of this Agreement.  HPS agrees that PPC has no obligation to use any specific level of efforts to achieve any given level of sales, and that the payments and other consideration set forth herein and received by HPS shall be good and sufficient consideration for the rights granted pursuant to the license agreement, regardless of whether any subsequent milestones are ever achieved.

[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

ARTICLE 4 – SUPPLY

4.1

Pre-Commercial Development Supply Price :  HPS shall supply PPC with the quantities of Pheromone Compounds required for any and all PPC development-related activities at lesser of  actual cost plus [***] percent ( [***] %) for administration and handling (“Supply Price”)  or [***] U.S. dollars ($ [***] ) per gram.  Supply Price shall be the  FOB place of manufacture  price.

4.2

Commercial Supply :   Prior  to the Effective Date, HPS shall have taken all necessary steps to convert its exclusive Pheromone Compound supply agreement with [***] , [***] , to a semi-exclusive agreement which provides both HPS and PPC independent co-supply rights from [***] ..  HPS shall provide PPC with a copy of such revised supply agreement. PPC and HPS shall work in good faith cooperation to establish a commercial supply arrangement with [***] for supply of Licensed Product to PPC.  PPC shall define all reasonable quality standards required for supply of a cosmetic compound to PPC.  The cost of any improvements or changes required in the manufacturing process at [***] will be included in the cost of product sold to PPC.

ARTICLE 5 – REMUNERATION

5.1

In consideration of the license granted by HPS to PPC under this Agreement, PPC shall pay to HPS the following:

(a)

an upfront payment of One Million Seven Hundred and Fifty Thousand U.S.  Dollars ($1,750,000.00) payable within seven  (7) business days of the Effective Date of this Agreement ; and

(b)

In each country in which a Licensed Patent has issued and is in force and where PPC sells a Licensed Product, PPC shall pay HPS a royalty based on PPC’s Net Trade Sales of Licensed Product  in accordance with PPC’s Fiscal Year (hereinafter, “Annual”) as follows:

[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

Annual Net Trade Sales	Royalty Rate
For Annual Net Sales of Licensed Products less than or up to $[***] million	[***]% of Net Trade Sales
For Annual of Licensed Products greater than $[***] million	[***]% of Net Trade Sales

Example: (i)  A year in which annual sales reach $[***] million: Royalty paid is $[***] million x [***]% =  $[***].  (ii)  A year in which annual sales reach $[***] million:  Royalty paid is [$[***] million x [***]%] + [$[***] million x [***]%]  = $[***]+ $[***]= $[***].

(c ) For sales of product in countries in which there are no Licensed Patents, PPC will pay HPS [***]% of sales generated in that specific country, such payment continuing until the earlier of:

1.

Expiry of Licensed Patents in the U.S.; or,

2.

Market launch of any competitive product containing a Pheromone Compound in the specific country.

5.2

No royalties due under this Article shall be payable on sales transactions as among PPC, any of its Affiliates and sublicensees.  The final vendee sale to a third party alone shall be used for the purposes of determining the royalty payments due hereunder.  Only one royalty payment shall be payable on the sale of each licensed Product, and the amount of such royalty will be provided in accordance with this Article 5 and the sales date of the Licensed Product to an independent third party.

5.3

PPC shall not be obligated to pay any royalty payments based upon sales of a given Licensed Product in a country of the Territory after the expiration of a Licensed Patent having at least one (1) Valid Claim that would be infringed by the sale of that Licensed Product by PPC or its sublicensees in that country but for the licenses granted herein.

5.3.1

On a country by country basis, PPC shall not be obligated to pay any royalty payments based upon sales of a Licensed Product in such country upon the marketing and sale of any competitive topical OTC product, device or cosmetic product containing a Pheromone Compound by a third party.

5.4

All royalties shall be calculated and payable on a quarterly basis as of the end of each quarter of each Fiscal Year, and, except as otherwise provided herein, royalties shall be paid within  sixty (60) days following the end of each quarter of each such Fiscal Year.  All royalties shall be calculated on all Licensed Products . Each such payment shall be accompanied by a written report indicating the amount of Net Trade Sales during such quarter of such Fiscal Year and a calculation of the royalties due.  PPC shall deliver the written report for each such quarter of such Fiscal Year, regardless of whether any royalties are required to be paid in that quarter of such Fiscal Year, commencing in the first quarter of such Fiscal Year following the date of the First Commercial Sale of any Licensed Product.

5.5

HPS shall have the right, at its own expense, for the period during which a royalty is due to HPS, to have an independent certified public accountant, to whom PPC has no reasonable objection, examine the relevant books and records of account of PPC during reasonable business hours and no more than once during each Fiscal Year, to determine whether appropriate payment has been made by PPC hereunder.  The accountant shall disclose to HPS only information relating to the accuracy of the royalty report and the royalty payments made according to this Agreement.  The information received by the accountant shall be held confidential except for information necessary for disclosure to HPS to establish the accuracy of the royalty reports. If such accounting firm correctly concludes that additional royalties were owed during such period, PPC shall pay the additional royalties within thirty (30) days of the date HPS delivers to PPC such accounting firm’s written report so correctly concluding.   If it is ultimately determined that PPC has understated and underpaid the royalty due HPS in any period by more than five percent (5%), PPC shall bear the  costs of the accounting firm retained by HPS.

5.6

The royalties due shall be calculated in local currency. The remittance of royalties payable to HPS will be converted to U.S. Dollars according to the official rate of exchange of the currency of the country from which the royalties are payable as quoted by The Wall Street Journal, New York edition, for the last day of the Fiscal Quarter for which the royalty payment is made.  If the transfer or the conversion into U.S. Dollars in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in whatever currency is allowable and acceptable by HPS, to the credit and account of HPS or its nominees in any commercial bank or trust company of its choice located in that country.  PPC shall give prompt notice of this deposit to HPS.

5.7

All royalty, milestone and other payments shall be paid in accordance with the instructions provided by HPS in immediately available funds by wire transfer to a bank or other institution designated in writing by HPS from time to time.

ARTICLE 6 - CONFIDENTIALITY AND PUBLICITY

6.1

All information disclosed by one party to the other(s) or developed by the parties pursuant to the terms of this Agreement shall be maintained confidential and used only for the purposes of this Agreement in accordance with this Article 6 (“Purposes”).  Each Party may also disclose the other's information to an Affiliate, agent or consultant, who is under a written obligation of confidentiality and non-use at least substantially equivalent to the obligations of this Article 6, with the exception that PPC may disclose such information to its Affiliates who agree to maintain such information in confidence and to use such information only for the Purposes.  Each Party shall guard any confidential information of the other party with the same level of diligence as it normally guards any of its own internal confidential, proprietary information.  Each Party shall be responsible for the breach of any of the provisions of this Article 6 by a person or entity to whom such Party discloses information contemplated hereby.  Notwithstanding the foregoing, each party shall be relieved of the confidentiality and limited use obligations of this Agreement if:

(a)

the information was previously known to the receiving party as evidenced by the prior written records of such party without disclosure by the disclosing party;

(b)

the information is or becomes generally available to the public through no fault of the receiving party;

(c)

the information is acquired in good faith in the future by the receiving party from a third party not under an obligation of confidence to the disclosing party with respect to such information; or

(d)

the information is independently developed by the receiving party without reliance on, reference to, or knowledge of, the information disclosed by the disclosing party.

6.2

Notwithstanding the above obligations of confidentiality and non-use a party may:

(a)

disclose information to a regulatory agency that is necessary to obtain regulatory approval in a particular jurisdiction; or

(b)

disclose information to a government agency if the disclosure is necessary to protect the health and safety of the party's workers or the public or as required by law; or

(c) disclose information as and to the extent required to comply with applicable laws and regulations, including, without limitation, the rules and regulations of the U.S. Securities and Exchange Commission.

In making such disclosures as set forth in this Section 6.2, the disclosing party shall use reasonable efforts to promptly first notify the owner of the confidential information so as to allow the owner of the confidential information an opportunity to seek a protective order or otherwise limit any such disclosure.  In any event, the disclosing party shall use reasonable efforts to only disclose such information as is required to be disclosed pursuant to the law, regulation, rule or order, and shall use its reasonable efforts to obligate the recipient to secrecy on the same terms as set forth herein.   Each party shall restrict the disclosure of confidential information of the other so that only the persons that need to know it shall be informed and the disclosure be limited to only such portions as necessary for the purposes of this Agreement.

6.3

Each party shall not state or imply, in any publication, advertisement, sales promotional material, or other medium:

a) the name of the other party or the name(s) of any employee(s) of the other party; or

b)  the name of any Affiliate of the other party or the name(s) of any employee(s) of such Affiliate without the prior written consent of the other party.

6.4

Except to the extent required by law and such other public announcements as may hereafter become required by law, regulation or rule due to changes from the facts and circumstances in existence as of the Effective Date, no Party hereunder shall disclose this Agreement or make any public announcement or filing concerning this Agreement or the subject matter hereof without the prior written consent of the other.  In the event that pursuant to the foregoing a Party shall file a copy of this Agreement with the Securities and Exchange Commission or other securities commission of such other jurisdictions whose laws may apply to either party, it shall use reasonable efforts to seek confidential treatment for all portions thereof reasonably requested by the other Party.  Any proposed announcement or filing by a Party shall be made available to the other Party in advance of publication or filing, as the case may be, for review and comment.   If a party decides to make an announcement or disclosure required by law or as otherwise permitted under this section of this Agreement, it will provide the other party with at least five  (5) business days’ advance written notice, or if not required by law, ten (10) business days advance written notice, of the text of any such written announcement or disclosure or content of any non-written disclosure or announcement, except to the extent applicable law requiring disclosure would not permit such advance notice (such as in the case of certain securities filings), in which case the disclosing party will give the maximum notice possible under the circumstances, so that the other party will have an opportunity to comment upon the announcement or disclosure.  The opinion of HPS’ legal counsel shall be the final determining factor as to a legally required disclosure. In the event of a the parties’ disagreement, they shall jointly seek independent legal opinion as to requirement of disclosure.

6.5

Except for permissible publications under Sections 6.1, 6.2 and 6.4, neither party will publish any information based upon or derived from the work performed under this Agreement without the prior review and consent of the parties pursuant to this Section 6.5.

6.6

With respect to information disclosed on or after the Effective Date between PPC and HPS under the provisions of this Agreement, the provisions of this Agreement shall govern and prevail.  In the event of any conflict between this Agreement and any other pending confidentiality agreement between PPC and HPS, with respect to information disclosed on or after the Effective Date, the terms of this Agreement shall govern and prevail.

ARTICLE 7 - PATENT PROSECUTION AND MAINTENANCE

7.1

Subject to Section 7.4 of this Agreement, HPS shall have sole authority and agrees to prosecute or cause to be prosecuted to allowance or final rejection in the Territory the patent applications (including any reissue patent applications or reexamination patent applications) included in the Licensed Patents that are owned or controlled by HPS, in whole or in part, (hereinafter collectively “Patent Applications”).  HPS shall issue as a patent each such Patent Application prosecuted to allowance at HPS’s sole expense.  HPS shall pay all attorneys’ fees and other costs associated with the preparation, filing, and prosecution of such Patent Applications in the Territory included in the Licensed Patents.

7.2

HPS agrees to promptly provide PPC with copies of:

(a)

All patent applications included in the Licensed Patents;

(b)

All prior art searches it has performed (or has had performed) related to such patent applications to the extent that such searches are reasonably available to HPS.

7.3

PPC shall have the right to consult with HPS from time to time and on a reasonable basis regarding the content of the Patent Applications included in the Licensed Patents, as well as the prior art searches and correspondence related thereto, and to comment thereon.  HPS shall consider all such comments offered by PPC, it being agreed, however, that all final decisions respecting conduct of the prosecution of said patent applications shall rest solely in the discretion of HPS.

7.4

HPS shall promptly notify PPC in the event HPS decides at any time to abandon or discontinue prosecution of any one or more of the Patent Applications included in the Licensed Patents.  Such notification will be given as early as possible which in no event will be less than thirty (30) days prior to the date on which such Patent Application(s) will become abandoned.  PPC shall have the option, exercisable upon written notification to HPS, to assume full responsibility for the prosecution of the affected Patent Application(s), in which event such affected Patent Application(s) shall, at PPC’s option, be promptly assigned to PPC.

7.5

HPS shall pay all official taxes, annuities and fees required to keep in force all Patent Applications and patents, which are included in the Licensed Patents, and shall submit evidence, upon written request, to PPC that said government fees have been timely paid.  In the event HPS decides not to pay the maintenance fee due on any one or more of said patents or Patent Applications, HPS will give PPC written notice of such decision at least ninety (90) days in advance of the payment date.  PPC shall thereupon have the option to pay the maintenance fees due on the affected patents or Patent Applications, in which event such affected Patent Application(s) shall, at PPC’s option, be promptly assigned to PPC.

7.6

HPS shall promptly disclose to PPC any Improvements made, conceived or reduced to practice by HPS or its Affiliates, agents, subcontractors or sublicensees.

ARTICLE 8 - COMPETING PRODUCTS AND INFRINGEMENT

8.1

In the event that PPC shall lose de facto exclusivity in the sale of a Licensed Product being commercialized by PPC in any country due to the infringement on a substantial commercial scale by a third party of the Licensed Patents in the   Field in that country, PPC shall notify HPS in writing to that effect, including with said written notice evidence establishing a prima facie case of infringement by such third party.  PPC shall have the right but not the obligation to either obtain a discontinuance of such infringement or to license such infringer (subject to providing for the payment of royalties to HPS as set forth herein in Section 8.2 below), or bring suit against the third party infringer. PPC shall bear all the expenses of any suit brought by PPC and shall retain all damages or other monies awarded or received in settlement of such suit. If HPS desires to proceed with an action it may do so if PPC declines to do so, and HPS will have the right to join as a party to any action brought by PPC at its own expense.  PPC will cooperate with HPS in any such suit.  HPS will cooperate with PPC in any suit for infringement of a Licensed Patents brought by PPC against a third party, and shall have the right to consult with PPC and to participate in and be represented by independent counsel in such litigation at its own expense.  PPC shall incur no liability to HPS as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding HPS’s patent invalid or unenforceable.  HPS shall have the right to be represented, by the counsel of its choice and at its own expense, in any suit brought by PPC under this Article 8.

8.2

Royalties shall be reduced by fifty per cent (50%) during the pendency of any suit for infringement brought by PPC on a country by country basis  In the event the Licensed Patent asserted in the litigation is held to be invalid, fifty percent of royalties shall be held in escrow in an interest bearing money market account by PPC until a final decision is rendered by a court of competent jurisdiction from which no appeal can be or is taken.  In the event the validity of the patent is upheld, full royalties shall be reinstated as of the date of the court decision upholding the validity of the patent.  In the event the validity of the patent is not upheld, PPC shall be entitled to the escrowed royalties.  If HPS has chosen to join the litigation, the damages or other monies awarded or received in settlement of the suit will be shared between HPS and PPC on a pro rata basis in accordance with the amount of financial contribution that HPS has made to the suit.

8.3

HPS warrants that it is presently aware of no patents or patent applications owned by a third party which would present any issue of infringement by reason of the manufacture, use or sale of any Licensed Product.  If a patent or patents in any country of a third party should exist during the term of this Agreement covering the manufacture, use or sale of any Licensed Product, and if it should prove in PPC’s reasonable judgment impractical or impossible for PPC or any of its Affiliates or sublicensees to continue the activity or activities licensed hereunder without obtaining a royalty-bearing license from such third party under such patent or patents in said country, then PPC shall be entitled to a credit against the remuneration due for royalty payment to HPS, of an amount equal to the royalty paid to such third party, arising from the manufacture, use, or sale of Licensed Product in said country, but not in excess of Fifty (50%) percent of the royalty otherwise payable to HPS.   Should PPC be obtaining its supply of Licensed Products from a third party supplier and a royalty is owed to HPS at that time, the royalty shall be reduced by the amount of any other royalty owed but not in excess of Fifty (50%) percent of the royalty otherwise payable to HPS.

8.4

In the event PPC is sued for infringing the patent rights of third parties because of its manufacture, sale or use of the Licensed Products as provided in this Agreement, PPC shall give HPS immediate notice thereof, and shall defend such suit as hereinafter provided.  HPS will assist PPC in the defense of such suit and may join in such suit as a party.  Should HPS join such suit as a party, HPS shall share equally in the out of pocket expenses of defending such suit in an amount up to and including one hundred percent (100%) of the royalties paid under this Agreement to HPS by PPC in the market in which the alleged infringement occurred.

ARTICLE 9 - WARRANTIES, REPRESENTATIONS AND ACKNOWLEDGEMENTS

9.1.1

HPS expressly warrants and represents that (a) it exclusively owns rights sufficient to grant the license hereunder rights, title and interest in and to the Licensed Patents as defined herein existing as of the date hereof and (b) it has the full corporate right and authority to enter into this Agreement and to carry out the transactions contemplated herein.  HPS further represents and warrants that no academic institution, member of an academic institution, corporation, local, state or federal government, or any other third party holds any property rights in the Licensed Patents, or to its knowledge other Licensed Technology, that pertains to a Licensed Product existing as of the date hereof.  Further, HPS represents that the patent applications and patents of Schedule A are all the current existing Licensed Patents reasonably relevant to a Licensed Product.

9.1.2

HPS expressly warrants and represents that, there are no outstanding encumbrances or agreements, either written,  or to its knowledge if  oral or implied, on the Licensed Technology that are inconsistent with the obligations undertaken by HPS herein, and that it has not granted and will not grant during the term of this Agreement or any renewal hereof, any license or other privilege under the Licensed Technology with respect to the exclusive rights granted hereunder for a Licensed Product in the Territory in the Field which conflicts, or which will conflict, with the terms and conditions of this Agreement.

9.1.3

HPS expressly warrants and represents that, to its knowledge, it has disclosed to PPC all reasonably relevant and material pre-clinical and clinical studies in its possession or control which HPS is not otherwise prohibited from disclosing pursuant to law, regulation, order, treaty, agreement, contract or other obligation.  HPS expressly warrants and represents that Licensed Products are covered by claims in the Licensed Patents. HPS expressly warrants and represents that, at the time of execution of this Agreement, it does not know of any third party patents or pending applications that would prohibit HPS’s ability to obtain and enforce its patent protection for Licensed Patents existing as of the date hereof in the Territory to the extent necessary for a Licensed Product which has not otherwise been cited in any patent filings by HPS with the relevant patent offices.  HPS further represents and warrants that as of the date hereof, to HPS’s knowledge, there have been no public uses or public disclosures of the inventions claimed in the patents and patent applications of the Licensed Patents prior to the earliest filing date of each such respective patent or patent application.

9.1.4

HPS expressly warrants and represents that  it is not required to obtain the consent of any third party to grant the rights granted herein to PPC.  HPS further expressly warrants and represents that the rights granted herein do not conflict with any pending written agreement (or to its knowledge, any pending oral or implied agreement) of HPS with a third party pertaining to use of the Licensed Technology for a Licensed Product in the Field in the Territory.

9.1.5

HPS expressly warrants and represents that, to its knowledge:  a)  it has not been notified of any claims of infringement from any third party with respect a Licensed Products as they currently exist, and no third party has threatened to make any such claim; and b)    that it solely owns all of the data and results from any and all preclinical and clinical development and testing of Licensed Products that it conducted or authorized to have conducted prior to the Effective Date of this Agreement, and that HPS has used reasonable efforts to disclose all of the data from such preclinical and clinical development and testing to PPC in connection with this Agreement.  HPS represents that to its actual knowledge no issued patent owned by a third party has come to its attention which would be infringed by the making, using, and selling of a Licensed Products in the countries of the Territory utilizing the Licensed Patents of HPS as currently in existence as of the date hereof in any in those countries of the Territory.

9.1.6

HPS represents and warrants that, to its knowledge, it has undertaken all necessary legal and factual steps to ensure that HPS is able to license the Licensed Technology to PPC in accordance with this Agreement to PPC.

9.2

HPS expressly represents and warrants that it has used commercially reasonable efforts  to cause to be maintained in force the patents and patent applications included in the Licensed Patents.

9.3

HPS hereby acknowledges herein that PPC and its Affiliates already sell a large variety of products and acknowledges that PPC and its Affiliates may now or in the future develop or acquire products which may serve a similar function or compete with Licensed Products in the Field.  Should any such products be developed and/or marketed, they would not, subject to the terms and conditions of this Agreement, be subject to any royalties or other obligations to HPS hereunder if not a Licensed Product.

9.4

PPC expressly warrants and represents that (a) it has the full corporate right and authority to enter into this Agreement and to carry out the transactions contemplated herein and (b) it is not required to obtain the consent of any third party to enter into this Agreement.  PPC further warrants and represents that this Agreement does not conflict with another agreement, license, or encumbrance to which PPC or another Affiliate of PPC that would sell the Product is a party or subject.

9.5

PPC makes no representation or warranty that the development and marketing of   Licensed Products shall be the exclusive means by which PPC may participate in the Field.

9.6

EXCEPT FOR THEIR RESPECTIVE OBLIGATIONS UNDER ARTICLE 12 ARISING OUT OF THIRD PARTY CLAIMS, SUITS OR DEMANDS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY PUNITIVE, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER.

ARTICLE 10 - TERM AND TERMINATION

10.1

The term of this Agreement shall commence on the Effective Date and shall expire upon the expiration of the last-to-expire Licensed Patent or when terminated in accordance with any of the provisions herein.  Upon expiration of the term of this License Agreement, PPC shall have a fully paid-up, worldwide license to make, have made, use and sell Licensed Products under the Licensed Technology.

10.2

Termination for Breach:  Upon any breach of, or default under, any material provision of this Agreement by a Party, including, without limitation, nonpayment of amounts owed hereunder by PPC for any reason whatsoever except as specifically provided for in this Agreement, the other party may terminate this Agreement in whole or in part by giving thirty (30) days’ written notice (the “Notice Period”) to the breaching party; provided, however, that the breaching party shall have forty-five (45) days to cure any such breach prior to the commencement of the Notice Period.  Said notice shall become effective at the end of such Notice Period, unless during said Notice Period the breaching party shall cure such breach or default within the applicable cure period.

10.3

Except as may otherwise be provided herein, PPC may terminate this Agreement, in its entirety or in part, with or without cause, upon six (6) months’ written notice to HPS.

10.4

Termination for Bankruptcy:  HPS or PPC may terminate this Agreement should the other party commit an act of bankruptcy, be declared bankrupt, voluntarily file or have filed against it a petition for bankruptcy or reorganization unless such petition is dismissed within sixty (60) days of filing, enter into a procedure of winding up to dissolution or should a trustee or receiver be appointed for its business assets or operations.  All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of Title 11, U.S. Code ("Bankruptcy Code") license rights to "intellectual property" as defined under Section 101(60) of the Bankruptcy Code.  The parties agree that PPC, as a licensee of such right, under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

10.5

Effect of Termination:  In the event of termination of this Agreement, PPC shall not be relieved of the duty and obligation to pay in full, payments due, accrued, and unpaid at the effective date of such termination, nor shall any such termination relieve either party of any obligation arising hereunder prior to such termination.  Notwithstanding the foregoing, from the date either party notifies the other party that it wishes to commence a proceeding in accordance with the dispute  resolution procedures set forth in Article 12 until the date such proceeding has been concluded, the running of the time period referred to in this paragraph for curing a breach shall be suspended with respect to the subject matter of the dispute, claim or controversy.

10.6

Upon termination of any license granted herein, in part or in whole as to any Licensed Product, PPC shall have the right to sell off any of such Licensed Product in its inventory.

10.7.

Survival of Provisions Upon Termination.  In the event of termination of this Agreement, the provisions of Articles 6, 9, 10, 11 and 12 shall survive the termination of this Agreement.

ARTICLE 11 – INDEMNIFICATION

11.1

Except as otherwise provided herein, PPC shall defend, indemnify and hold HPS, its directors, officers and employees, harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) arising out of third party claims or suits or demands based on bodily injury or property damage resulting from the manufacture, use or sale of Licensed Product in the Field by PPC or its Affiliates or sublicensees pursuant to this Agreement unless such claim is due to the negligent, grossly negligent or intentional act or omission of HPS.    PPC shall name HPS as an additional insured/loss payee on its product liability insurance with respect to the liabilities assumed by PPC in this Agreement.

11.2

Each party ("Indemnifying Party") shall defend, indemnify and hold the other party and its directors, officers and employees, harmless from and against any and all claims, suits, and demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) arising out of or resulting from the inaccuracy of any representation or the breach by the Indemnifying Party of any warranty, covenant or agreement contained in this Agreement.

11.3

In the event that any party hereunder seeks indemnification under this Article 11, such party shall: (a) promptly inform the Indemnifying Party of any claim, suit or demand threatened or filed,  (b) permit the Indemnifying Party to assume direction and control of the defense of claims resulting therefrom (including the right to settle such claims at the sole discretion of the Indemnifying Party), and (c) cooperate as requested (at the expense of the Indemnifying Party) in the defense of such claims.

11.4

Except to the extent provided in Section 11.2 herein, an Indemnifying Party’s (including sublicensees) obligations under this Article 11 shall not extend to any claims, suits or demands for liability, damages, losses, costs and expenses arising from the indemnified party’s failure to comply with the terms and conditions of this Agreement or arising from the negligence, gross negligence, intentional wrongful act or omission of the indemnified party, its agents or employees.

ARTICLE 12 – GOVERNING LAW AND DISPUTE RESOLUTION

12.1

This agreement shall be governed by the laws of the State of New Jersey without regard to the conflict of laws provisions thereof.

12.2

The parties recognize that disputes as to certain matters may from time to time arise which relates to either party’s rights and obligations hereunder.  It is the objective of the parties to establish procedures to facilitate the resolution of such disputes in an expedient and cost effective manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the parties agree that any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise (a “Dispute”), shall be referred to the President of each party, who or whose designee shall attempt to resolve it in good faith to negotiate a resolution of the Dispute prior to pursuing other remedies.  If within 21 days after referral of the Dispute to such officers, the parties have not succeeded in negotiation a resolution of the dispute, such dispute shall be submitted to non-binding mediation pursuant to Section 12.3.  If the parties are unable to resolve the Dispute within 45 days after initiation of non-binding mediation, such dispute shall be submitted to arbitration pursuant to Section 12.4.

12.3

Mediation: (a) Any Dispute submitted to non-binding mediation shall be mediated in accordance with the Model Procedures for the Mediation of Business Disputes promulgated by the Center for Public Resources (“CPR”) then in effect, except where those rules conflict with these provisions, in which case these provisions control.  The mediation shall be conducted in Trenton, New Jersey if the dispute is initiated by HPS and in San Jose, California if the dispute is initiated by PPC, and shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are parties.

(b)

The mediator shall be an attorney specializing in business litigation who has at least 15 years of experience as a lawyer with a law firm or corporation of over 25 lawyers or was a judge of a court of general jurisdiction and who shall be appointed from the list of neutrals maintained by CPR.

(c)

The parties shall promptly confer in an effort to select a mediator by mutual agreement.  In the absence of such an agreement, the mediator shall be selected from a list generated by CPR with each party having the right to exercise challenges for cause and two peremptory challenges within 72 hours of receiving the CPR list.

(d)

The mediator shall confer with the parties to design procedures to conclude the mediation within no more than 45 days after initiation.  Under no circumstances shall the commencement of arbitration under Section 7.4 below be delayed more than 45 days by the mediation process specified herein.

(e)

Each party agrees to toll all applicable statutes of limitation during the mediation process and not to use the period or pendency of the mediation to disadvantage the other party procedurally or otherwise.  No statements made by either side during the mediation may be used by the other during any subsequent arbitration.

(f)

Each party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

12.4

Arbitration: (a) Any Dispute will be submitted for resolution to arbitration pursuant to the commercial arbitration rules then pertaining of the CPR, except where those rules conflict with these provisions, in which case these provisions control.  The arbitration will be held in Trenton, New Jersey if the claim is initiated by HPS and in San Jose, California if the claim is initiated by  PPC,

(b)

The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals each of whom is a lawyer specializing in business or patent litigation with at least 15 years experience with a law firm or corporation of over 25 lawyers or was a judge of a court of general jurisdiction.  In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above.

(c)

The parties agree to cooperate (1) to obtain selection of the arbitrator(s) within 30 days of initiation of the arbitration, (2) to meet with the arbitrator(s) within 30 days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than 9 months after selection of the arbitrator(s) and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides with 20 days after the conclusion of the hearings.  In the event no such agreement is reached, the CPR will select arbitrator(s), allowing appropriate strikes for reasons of conflict or other cause and three peremptory challenges for each side.  The arbitrator(s) shall set a date for the hearing, commit to the rendering of the award within 60 days of the conclusion of the evidence at the hearing, or of any post-hearing briefing (which briefing will be completed by both sides in no more than 20 days after the conclusion of the hearings), and provide for discovery according to these time limits, giving recognition to the understanding of the parties hereto that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the time limits specified herein may be met without undue difficulty.  In no event will the arbitrator(s) allow either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses.  In the event multiple hearing days are required, they will be scheduled consecutively to the greatest extent possible.

(d)

The arbitrator(s) shall render their award following the substantive law of  Delaware  without regard to its conflict of laws principles.  The arbitrator(s) shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated.  A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party.

(e)

To the extent possible, the arbitration hearings and award will be maintained in confidence.

(f)

The United States District Court for the District of New Jersey or the Northern District of California, as the case may be, may enter judgment upon any award.  In the event the panel’s award exceeds $5 million in monetary damages or includes or consists of equitable relief, then the court shall vacate, modify or correct any award where the arbitrators’ findings of fact are clearly erroneous, and/or where the arbitrators’ conclusions of law are erroneous; in other words, it will undertake the same review as if it were a federal appellate court reviewing a district court’s findings of fact and conclusions of law rendered after a bench trial.  An award for less than $5 million in damages and not including equitable relief may be vacated, modified or corrected only upon the grounds specified in the Federal Arbitration Act.  The parties consent to the jurisdiction of the above-specified Courts for the enforcement of these provisions, the entry of judgment on any award, and the vacatur, modification and correction of any award as above specified.  In the event such Court lacks jurisdiction, then any court having jurisdiction of this matter may enter judgment upon any award and provide the same relief, and undertake the same review, as specified herein.

(g)

Each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

(h)

EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

(i)

EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES FROM THE OTHER.

(j)

EACH PARTY HERETO WAIVES ANY CLAIM OF INDIRECT, SPECIAL, INCIDENTAL AND CONSEQUENTIAL DAMAGES FROM THE OTHER.

12.5

No Naming Individuals. The parties agree that as between themselves, the directors, officers, employees and individuals acting as agents of or for any party to this Agreement shall not be named as parties to any suit or arbitration proceeding brought in connection with the transactions contemplated by this Agreement solely as a result of performing actions in their capacity as an agent of or for a party to this Agreement.

12.6

Each party will bear its own costs of mediation and/or arbitration under this Article 12.

ARTICLE 1 – MISCELLANEOUS

13.1

Any delays in or failures of performance by a party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by  acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellions; and sabotage (a “Force Majeure Event”); and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

13.2

This Agreement, or any of the rights and obligations created herein (including but not limited to the licenses granted under Article 2), shall not be assigned or transferred, in whole or in part, by either party hereto without the prior written consent of the other party; provided, however, that either party may, without such consent, assign the Agreement and its rights and obligations hereunder (A) to a wholly owned operating subsidiary of such Party (which in the case of PPC includes any wholly owned operating subsidiary of Johnson & Johnson) or (B) in connection with the transfer or sale of all or substantially all of its  business of which this Agreement is a part to a third party so long as:  a)  each party will provide the other party with at least five (5) days prior written notice thereof; and b)  in the event of such a transfer by HPS,  any permitted assignee shall assume all obligations of its assignor under the Agreement in a writing delivered to the other party.    Any attempted assignment or transfer of such rights or obligations without such consent, except as provided herein, shall be void.  This Agreement shall be binding upon any purchaser of all or substantially all of the assets of the either party, as the case may be.  This Section 13.2 shall not be deemed to otherwise prohibit a change in control of HPS at the shareholder or Board of Director levels or otherwise.

13.3

The waiver by a party, whether express or implied, of any provisions of this Agreement, or of any breach or default of a party, shall not be construed to be a continuing waiver of such provision, or of any succeeding breach or default or of a waiver of any other provisions of this Agreement.

13.4

Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  The parties shall replace such ineffective provision for such jurisdiction with a valid and enforceable provision which most closely approaches the intent and purpose of this Agreement, and in particular, that of the provision to be replaced.

13.6

PPC and HPS are independent contractors and shall not be deemed to be partners, joint venturers or each other's agents, and neither shall have the right to act on behalf of the other except as expressly provided hereunder or otherwise expressly agreed to in writing.

13.7

It is the mutual desire and intent of the parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein.  The parties have in this Agreement incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement and, except as provided for herein, neither party has made any covenant or other commitment to the other concerning its future action.  Accordingly, this Agreement (together with the Supply Agreement and the schedule attached hereto (i) constitute the entire agreement and understanding between the parties with respect to the matters contained herein, and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement, and (ii) supersede all previous understandings, agreements and representations between the parties, written or oral relating to the subject matter hereof.  The parties hereto may from time to time during the continuance of this Agreement modify, vary or alter any of the provisions of this Agreement, but only by written agreement of all parties hereto.

13.8

All communications, reports, payments and notices required by this Agreement shall be addressed to the partie(s) at their respective address(s) set forth below or to such other address as requested by a party by notice in writing to the other parties.

If to HPS:

Human Pheromone Sciences, Inc.

Attention:  Chief Executive Officer

84 West Santa Clara Street, Suite 720

San Jose, CA  95113

With a copy to:

Julian N. Stern, Esq.

Heller Ehrman Venture Law Group

225 Middlefield Road

Menlo Park, CA

If to PPC:

Attention: President

Personal Products Company

Division Of McNeil-PPC, Inc.

199 Grandview Road

Skillman, New Jersey 08550

With a copy to:

Chief Patent Counsel

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, New Jersey 08933

All such notices, reports, payments and communications shall be made by First Class mail, postage prepaid, and shall be considered made as of the date of deposit with the United States Post Office.

13.9

This Agreement may not be amended or modified unless in writing executed by both parties hereto.

ARTICLE 14   ~~-~~TAXES

14.1

PPC will make all payments to HPS under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

14.2

Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by PPC on behalf of HPS to the appropriate governmental authority, and PPC will furnish HPS with proof of payment of such tax.

14.3

PPC and HPS will cooperate with respect to all documentation required by any taxing authority or reasonably requested by PPC to secure a reduction in the rate of applicable withholding taxes.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

HUMAN PHEROMONE SCIENCES, INC            PERSONAL PRODUCTS COMPANY

A division of

McNEIL-PPC, INC.

By:/s/ William P Horgan

By: /s/ A. H. Lo

Name:  William P Horgan

Name: A.H. Lo

Title: President and Chief Executive Officer

Title:

Date: August 18, 2006

Date: August 18, 2006

Schedule A

Patents Held By Human Pheromone Sciences

Country

Patent Number

“Fragrance compositions Containing Human Pheromones”

Australia

  663946

Austria

93302246.9

Canada

2,109,946

Europe (EPTO)

EP-B-0,562843

France

  0562843

Germany

         P 693 22 675-7-08

Ireland

  0562843

Israel

  105146

Italy

  0562843

Japan

  3120106

Mexico

  187097

South Africa

   93/2085

Spain

 0562843

Switzerland/Liechtenstein

 0562843

Taiwan

 0714440

United Kingdom

 0562843

United States

5,728,141

United States

5,272,134*

* “Fragrance Compositions and Other Compositions Which Contain Human  Pheromones”